Exhibit 99.1

Connecticut Water Service, Inc. 93 West Main Street, Clinton, CT 06413	NEWS

Maine Water Announces the Retirement of its President,
Judy Wallingford, and Promotion of Richard Knowlton as her Successor

December 2, 2016, Clinton, Connecticut - The Board of Directors of Connecticut Water Service, Inc. (NASDAQ:CTWS) unanimously approved the promotion of Richard Knowlton to president of The Maine Water Company (Maine Water), effective April 1, 2017, to succeed retiring president Judy Wallingford. Maine Water is a wholly-owned subsidiary of CTWS. In this new role, Mr. Knowlton will oversee the Company’s customer service, operations, engineering, water quality and field service teams.
Mr. Knowlton was hired as the Vice-President of Operations for what is now Maine Water in 1993 and has worked closely since then with Maine Water’s retiring president, Judy Wallingford. Rick has extensive knowledge of all of Maine Water’s operations and has been actively engaged with community leaders and regulators throughout the state. Further, Mr. Knowlton was a key member of the team that successfully integrated Maine Water into CTWS and The Biddeford & Saco Water Company into Maine Water over the past 5 years. Mr. Knowlton has a bachelor’s degree in civil engineering from the University of Maine, and an MBA from Northeastern University.
Eric W. Thornburg, president and CEO of Connecticut Water, commented, “Rick is extremely knowledgeable about our operations and the regulatory environment in Maine, is passionate about our mission, and honors and reflects our core values. He is a natural and accomplished leader, who has embraced his role as vice president, leading his teams to meet numerous operational challenges and to deliver world class customer service for customers and communities.”
Mr. Knowlton is a past president of the Maine Water Utilities Association and has been active in the New England Water Works Association where he has been recognized with the Association’s

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Leadership Award. Currently, Rick also serves as the vice-president of the Southern Maine Regional Water Council.
Carol P. Wallace, Lead Director of the Company’s Board of Directors commented, “We are confident that Rick has the skills and breadth of knowledge to lead Maine Water in its mission to deliver a reliable supply of high-quality water to families and communities in Maine.”
Mr. Knowlton succeeds Judy Wallingford who announced her retirement following a 36 year career at Maine Water and its predecessor companies. Mr. Thornburg stated, “Judy is a well-respected leader who has been vigilant about Maine Water’s commitment to serving customers, communities and employees, and being a good steward of the environment. Judy’s colleagues thank her for her many contributions over the span of her career.” Ms. Wallingford’s retirement will be effective on March 31, 2017.
Connecticut Water Service, Inc. is the largest publicly traded water company based in New England. Through its wholly-owned public water utility subsidiaries, The Connecticut Water Company and The Maine Water Company, the Company provides drinking water to 124,000 customers, or approximately 400,000 people, throughout the states of Connecticut and Maine.
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News Media Contact:
Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water
(860) 664 6016
dmeaney@ctwater.com